UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 7, 2016

Starz
(Exact name of registrant as specified in its charter)

Delaware	001-35294	20-8988475
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8900 Liberty Circle
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 852-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.07. Submission of Matters to a Vote of Security Holders

At Starz’s (the “Company”) special meeting of stockholders held on December 7, 2016 (the “Special Meeting”), the following proposals were considered and acted upon by the stockholders of the Company: (a) a proposal to approve the adoption of the Agreement and Plan of Merger, dated as of June 30, 2016 (the “Merger Agreement”), by and among Lions Gate Entertainment Corp. (“Lions Gate”), the Company and Orion Arm Acquisition Inc., a wholly owned subsidiary of Lions Gate (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Lions Gate (the “Company Merger Proposal”); (b) a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger (the “Company Compensation Proposal”); and (c) a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Company Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal (the “Company Adjournment Proposal” and together with the Company Merger Proposal and the Company Compensation Proposal, the “Proposals”). The number of votes cast for or against, as well as the number of abstentions and broker non-votes as to each proposal, are set forth below.

1. Company Merger Proposal

Votes For	Votes Against	Abstentions	Broker Non-Votes
142,018,321	7,946,273	9,585,475	0
Accordingly, the Company Merger Proposal was approved.

2. Company Compensation Proposal

Votes For	Votes Against	Abstentions	Broker Non-Votes
140,994,164	2,910,594	15,645,311	0
Accordingly, the Company Compensation Proposal was approved.

3. Company Adjournment Proposal

Votes For	Votes Against	Abstentions	Broker Non-Votes
137,893,697	6,231,819	15,424,553	0
Accordingly, the Company Adjournment Proposal was approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2016
STARZ

	By:	/s/ Scott D. Macdonald
		Name:	Scott D. Macdonald
		Title:	Chief Financial Officer, Executive Vice President and Treasurer

2